Exhibit (d)(95)

FEE WAIVER AGREEMENT

FOR TIAA-CREF LIFECYCLE FUNDS AND

TIAA-CREF LIFECYCLE INDEX FUNDS

This Agreement is entered into effective as of October 1, 2018, by and between TIAA-CREF Funds (the “Trust”), a Delaware statutory trust, and Teachers Advisors, LLC (“Advisors”), a Delaware limited liability company.

WHEREAS, the Trust is an open-end diversified management investment company with numerous investment portfolios, including sub-families of funds known as the “Lifecycle Funds” and the “Lifecycle Index Funds” (collectively, the “Funds”);

WHEREAS, Advisors and the Trust have entered into an Investment Management Agreement (the “Investment Management Agreement”) providing for investment management services to be provided by Advisors to the Funds for an investment management fee, which is made up of both an Asset Allocation Fee Rate and an Underlying Funds Fee Rate, each as defined in the Investment Management Agreement; and

WHEREAS, the parties hereto wish to lessen the impact of the fees levied on the Funds in the Investment Management Agreement.

NOW, THEREFORE, the parties do hereby agree as follows:

1.	Term of Agreement. This Agreement shall be in-force from October 1, 2018 until the close of business on September 30, 2021 with respect to the Lifecycle Funds, and from October 1, 2018 until the close of business on September 30, 2019 with respect to the Lifecycle Index Funds, unless earlier terminated by written agreement of the parties hereto.

2.	Waiver of Lifecycle Funds’ Management Fees. Advisors hereby agrees to waive all of its fees under the Investment Management Agreement that are based on the Asset Allocation Fee Rate for the following Funds:

Lifecycle Retirement Income Fund

Lifecycle   2010   Fund

Lifecycle   2015   Fund

Lifecycle   2020   Fund

Lifecycle   2025   Fund

Lifecycle   2030   Fund

Lifecycle   2035   Fund

Lifecycle   2040   Fund

Lifecycle   2045   Fund

Lifecycle   2050   Fund

Lifecycle   2055   Fund

Lifecycle   2060   Fund

3.	Waiver of Lifecycle Index Funds’ Management Fees. Advisors hereby agrees to waive a portion of the management fees based on the Asset Allocation Fee Rate of the Lifecycle Index Funds, as reflected below:

Fund	Contractual Asset Allocation Fee Rate	Actual Asset Allocation Fee Rate (post-waiver)
Lifecycle Index Retirement Income Fund	0.100%	0.000%
Lifecycle Index 2010 Fund	0.100%	0.000%
Lifecycle Index 2015 Fund	0.100%	0.000%
Lifecycle Index 2020 Fund	0.100%	0.010%
Lifecycle Index 2025 Fund	0.100%	0.018%
Lifecycle Index 2030 Fund	0.100%	0.020%
Lifecycle Index 2035 Fund	0.100%	0.031%
Lifecycle Index 2040 Fund	0.100%	0.030%

Lifecycle Index 2045 Fund	0.100%	0.030%
Lifecycle Index 2050 Fund	0.100%	0.030%
Lifecycle Index 2055 Fund	0.100%	0.040%
Lifecycle Index 2060 Fund	0.100%	0.040%

Advisors also hereby agrees to waive a portion of the management fees based on the Underlying Funds Fee Rate of certain Lifecycle Index Funds, as reflected below:

Fund	Amount of Underlying Funds Fee Rate Waived
Lifecycle Index Retirement Income Fund	0.002%

4.	Assignment and Modification. This Agreement may be modified or assigned only by a writing signed by all of the parties.

5.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

Teachers Advisors, LLC

By:
Title:

TIAA-CREF Funds

On Behalf of Each Lifecycle Fund and Each Lifecycle Index Fund

By:
Title: